Exhibit n(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form N-2 of our reports dated February 9, 2005, relating to the financial statements which appear in the Registrant’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 2, 2005 (Antenor Fund, File No. 811-21089; Beaumont Fund, File No. 811-21090; Curan Fund, File No. 811-21091). We also consent to the reference to us under the heading “Auditors and Legal Counsel” in such Registration Statement.

/s/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.

Hunt Valley, Maryland

June 13, 2005